Exhibit 10.30

Letter of Consent

This Letter of Consent is provided for the purpose of renewal of the Employment Agreement (the “Agreement”) dated as of November 17, 2007 by and between China Marine Food Group Limited, a Nevada corporation and Mr. Weipeng Liu, a Chinese citizen.

Both parties agree to a renewal of the Agreement for a period of three years from January 1, 2011 to December 31, 2013. All terms and conditions of the Agreement remain unchanged and in full force and effect.

This Letter of Consent is being issued this 1st day of January, 2011 at Dabao Industrial Zone, Shishi City, Fujian Province, China.

Signed by

/s/ Marco Hon Wai Ku, Chief Financial Officer
China Marine Food Group Limited

/s/ Weigeng Liu
Mr. Weipeng Liu